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                                                    ----------------------------
                                                            OMB APPROVAL
                      UNITED STATES                 ----------------------------
            SECURITIES AND EXCHANGE COMMISSION      OMB Number:        3235-0145
                  Washington, D.C. 20549            Expires:     August 31, 1999
                                                        Estimated average burden
                                                    hours per response.....14.90
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                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            THE HAVANA GROUP, INC.
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                              (Name of Issuer)

                   COMMON STOCK, $.001 par value per share
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                       (Title of Class of Securities)

                                  419209-10-1
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                                 (CUSIP Number)

                              December 31, 1999**
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**The Reporting Person is voluntarily filing this Amendment No. 1 to Schedule 13G prior to the date required pursuant to Rule 13d-2(b).

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CUSIP NO. 41209-10-1                  13G                 PAGE 2 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        ARO Trust #1 1960 Trust (36-6165811)
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
        Illinois
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    Number of
                           5       Sole Voting Power
      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                   0
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

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 11     Percent of Class Represented by Amount in Row (9)
                                   0%
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 12     Type of Reporting Person (See Instructions)
                                   00
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           STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G

ITEM 1.

     (a)  NAME OF ISSUER
               The Havana Group, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               4450 Belden Village Street, N.W., Suite 406
               Canton, OH 44718

ITEM 2.

     (a)  NAME OF PERSON FILING
               ARO Trust #1 1960 Trust

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE N8939 Waterpower Road, Dearbrook, Wisconsin 54424

     (c)  CITIZENSHIP
               Illinois

     (d)  TITLE OF CLASS OF SECURITIES
               Common Stock, $. 001 par value per share

     (e)  CUSIP NUMBER
               419209-10-1

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),
          13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]  Broker or dealer registered under section 15 of the Act (15
              U.S.C. 78o)
     (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
     (e) [ ]  An investment advisor in accordance with ss.240.13d-l(b)(1)(ii)(E)
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-l(b)(1)(ii)(F)
     (g) [ ] A parent holding company or control person in accordance with ss.240.13d l(b)(1)(ii)(G)


                               Page 3 of 6 Pages

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     (h) [ ]  A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j) [ ]  Group in accordance with ss.240.13d-l(b)(1)(ii)(J)

                Not Applicable

ITEM 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED
                0

     (b)  PERCENT OF CLASS
                0%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   SOLE POWER TO VOTE
                0

          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                0

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                0

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                Not Applicable


                               Page 4 of 6 Pages


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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                Not Applicable

ITEM 10.  CERTIFICATION
                Not Applicable



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             May 14, 1999
                                             ----------------------------------
                                             Date

                                             ARO TRUST #1 1960 TRUST

                                             By: /s/ LINDA GALLENBERGER
                                                -------------------------------
                                                Signature

                                             Linda Gallenberger, Trustee
                                             ----------------------------------
                                             Name/Title



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